Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015, with respect to the consolidated financial statements of Luna Innovations Incorporated contained in the registration statement and joint proxy statement/prospectus. We consent to the use of the aforementioned report in the registration statement and joint proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

McLean, Virginia

March 24, 2015